Exhibit 99.1

PERSONAL AND CONFIDENTIAL

April 7, 2005

Mr. Stephen Bogiages

12 Hill Top Road

Wellesley, MA 02482

Dear Stephen:

On behalf of RCN Telecom Services (“RCN”), I am pleased to offer you the position of Senior Vice President, General Counsel and Corporate Secretary, reporting to the Chief Executive Officer and President. Your reporting location as of your start date, on or before April 7, 2005, will be in Virginia.

Your compensation will be as follows:

1.	Annual base salary of $185,000.00 paid on a bi-weekly basis with performance-based salary reviews every March beginning March 2006. Direct Deposit of paychecks is strongly encouraged.

2.	Participation in RCN’s Short Term Performance Incentive Plan. Your annual incentive bonus will be awarded based upon performance by RCN against company goals and your individual achievements during 2005. Your target bonus is 35% of your 2005 base salary. You must be an active employee at the time RCN generally pays bonuses to its employees to be eligible for a payout when it is made.

3.	Subject to the terms and conditions of an equity related plan adopted by RCN, and subject to Compensation Committee approval, you will be granted options to purchase stock. This plan is yet to be determined.

4.	Benefits are made available to the employees of RCN. We will enclose an entire benefits summary and package in a follow-up FedEx package. Your benefit enrollment forms must be submitted (via our on-line self service tool, once employed) within the first 31 days of employment. As a Senior Vice President, you are eligible to accrue four (4) weeks’ vacation on an annual basis beginning January 2005. Based on the needs of the business, you will be allowed to carry over 2 weeks of vacation without penalty.

This offer is contingent upon the successful completion of background verification, references and satisfactory results of a drug screening as determined by the Company. Please contact Sterling Testing at (800) 899-2272 press 3 for Client Services to schedule an appointment nearest you. This drug screen should be scheduled within 48 hours of your receipt and acceptance of this letter. You will want to bring the drug-testing form enclosed in your offer letter packet (that we will send you) with you to the medical facility.

You warrant that you are not a party to any non-competitive agreements or any confidentiality agreements that would restrict you from working with our company. If you are a party to any said agreements, you agree to indemnify RCN for any demonstrated loss, damage or claims with respect thereto.

You specifically acknowledge that execution of this offer letter does not constitute a contract of employment between you and RCN Corporation or any of its subsidiaries or affiliates and that you are an “at-will” employee of RCN. However, should RCN terminate your employment during 2005 for any reason other than “just cause”1, you will be entitled to continued payment for six (6) months of base salary at your pay rate in effect at the time of such termination. You will also be entitled to receive a pro rated portion of any bonus that would have been payable in respect of 2005 if your employment had not been terminated, which such payment shall be made at the time RCN pays 2005 bonuses to employees generally. In addition, for twelve (12) months following any such termination, RCN shall provide you and your eligible dependants (through an RCN plan or through COBRA at active employee rates) with continued health and dental coverage under all medical and dental plans in which you and such dependants participated immediately prior to such termination, as well as continued AD&D and Basic Life Insurance coverage. (Basic Life and AD&D provided by RCN is calculated as 2 times base annual earnings with a maximum of $300,000). The receipt of these severance payments is contingent upon your execution and delivery of an irrevocable agreement that includes only a general release in a form reasonably satisfactory to RCN. Starting in 2006, you will be subject to the severance policy of RCN that applies to your position. In the event RCN does not adopt such a policy prior to 2006, your severance entitlement set forth in this Agreement shall continue in effect until such a policy is adopted.

RCN will reimburse your expenses related to temporary housing and commuting costs up to Three Thousand Dollars ($3,000) per month. Receipts must be submitted on a monthly basis for reimbursement.

We hope you find this offer acceptable. If so, please sign this offer letter and return it to me, no later than April 7, 2005. You may keep a copy for your reference. Once executed by both parties, this offer letter terminates and supersedes the offer letter previously executed by RCN and you.

I believe that you will find this position within RCN to be interesting, challenging, and rewarding. I am certain that we will benefit by having you as part of our team!

Sincerely,

/s/ Philip Passanante
Philip Passanante Vice President, Human Resources

Acknowledged and agreed this 7th day of April, 2005.

/s/ Stephen Bogiages
Stephen Bogiages

[1]	“Just cause” is defined as repeated failure to perform the material duties as assigned, engagement in willful or intentional materially injurious acts, continual or repeated absence (unless due to illness or disability), use of illegal drugs or impairment due to other substances, conviction of any felony, act of gross misconduct, fraud, embezzlement or theft or violation of a material company policy. In order to terminate you for “just cause”, RCN shall first give you written notice stating with specificity the reason for termination (“breach”) and, if such breach is susceptible of cure or remedy, you shall be given a period of 10 business days after the giving of such notice to fully remedy or cure such breach. Notwithstanding the foregoing, you agree that RCN need not provide you with an opportunity to cure any acts of theft of cash or significant RCN property, fraud or embezzlement. RCN may terminate you for “just cause” at the end of such 10- day period if the breach is not fully remedied at that time.

PROPRIETARY/NON-SOLICITATION/NON-DISCLOSURE AGREEMENT

In consideration of and for employment in any capacity with RCN Telecom Services and/or any of its subsidiaries and/or affiliates (collectively called “RCN” in this Agreement), and for the wages or fees paid to me in the course of my employment, and my eligibility to participate in certain benefits programs, I (“I” or “me”) expressly covenant and agree as follows:

1. I will not, at any time, either while employed at RCN or any time after my employment ends, use or divulge to any person, firm, corporation or any other entity any information received by me during the course of my employment which is deemed to be proprietary or confidential information. Such information includes any personnel matters, financial matters, business accounts and records, corporate documentation or structure, business strategy, reports, software, operating systems, programming information, flowcharts, databases, marketing strategies, photographs, trade secrets, pricing strategies, manuals, business plans, forecasts, accounts and supplier, budgets, inventions, copyrightable works, customers, prospective customers, source codes, or any similar information or other information relating to the affairs of RCN in any manner whatsoever (herein, “Proprietary Information”). All Proprietary Information will be kept confidential by me and will not be revealed to anyone without the prior written permission of a duly authorized officer of RCN. Proprietary Information shall not include information, which is publicly disclosed by law or in response to a court order, or is already or becomes publicly available through no breach of this agreement by me or a third party without a confidentiality obligation. I acknowledge that Proprietary Information is the property of RCN. I also agree that while I am employed by RCN, I will not directly or indirectly own, operate, manage, control, consult for, be employed by, assist, render services for or invest in a business which competes with RCN in any of RCN’s businesses (other than owning up to a 2% interest in a public company).

2. I will not at any time while employed at RCN and for a period of one (1) years immediately following the end of my employment, regardless of whether my separation from RCN is voluntary or involuntary, directly solicit, employ or retain as a consultant, interfere with or entice away from RCN any other employee or exclusive consultant of RCN, or otherwise assist in inducing an employee or exclusive consultant to leave the Company, including but not limited to supplying information regarding such employee or consultant to any other entity. I will also not, during such one-year period, solicit or accept from any Customer business of the type performed by RCN. “Customer” means anyone, who is a customer at my termination, or anyone who was a customer during the 12-month period preceding my termination, or any prospective customer to whom RCN has proposed business during such 12- month period.

3. I agree, during and after my employment, not to make any public statement reflecting adversely on the Company or its business prospects. I also agree that any work or materials produced by me during the course of my employment with RCN shall be considered a “work for hire” under the Copyright Act of 1976, and shall be the sole and exclusive property of RCN, and I hereby transfer all right, title and interest in such work to RCN.

4. I also understand and agree that I will be considered to be engaging in activity prohibited by this Agreement if I am employed by or become affiliated (whether as a partner, officer, agent, director, shareholder, consultant or employee) with any person, firm or corporation that engages in any activity that is in competition with any business that RCN is involved in, but only to the extent that such activity utilizes and/or divulges Proprietary Information. Otherwise, I am free to seek employment with any person, firm or company or within any industry at or upon my separation from RCN, as long as my employment does not violate any of the commitments made by me in this Agreement. The term “shareholder” is not intended to include shares of stock held or owned by me in public companies, as long as I do not own or control more than two percent (2%) of the stock in or of such public company.

5. I understand that my ability to maintain Privileged Information is essential to RCN. As such, I agree that monetary damages will not be sufficient to compensate RCN in the event of any breach or threatened breach by me of any of the provisions of Paragraphs 1 through 4 above. Should I violate or threaten to violate any of the provisions of this Agreement, I understand and agree that RCN will be entitled to an injunction to stop me from continuing such breach or threatened breach. In addition, I agree that proper jurisdiction and location (known as “venue”) for the enforcement of this Agreement will be in the federal or state courts having jurisdiction over agreements like this and located in Princeton, New Jersey, at RCN’s sole option.

6. THIS AGREEMENT DOES NOT CONSTITUTE A CONTRACT OF EMPLOYMENT BETWEEN RCN AND ME.

7. I certify that I have read and understand each of the terms and conditions set forth in this Agreement and have been given an opportunity to consider its obligations and ask questions about it before signing.

8. All terms of this agreement shall expire 12 months following the end of my employment with RCN.

Employee Signature	/s/ Stephen Bogiages	Date	7 April 05
Stephen Bogiages